Exhibit 99.1
JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of August 5, 2022, is by and among Odey Asset Management LLP, Odey Asset Management Group Ltd, Odey Holdings Ltd and Robin Crispin William Odey (collectively, the “Filers”).
Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of Cadiz Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

ODEY ASSET MANAGEMENT LLP

By: /s/ Rupert Brown
Rupert Brown, Chief Compliance Officer

ODEY ASSET MANAGEMENT GROUP LTD

By: /s/ Rupert Brown
Rupert Brown, Chief Compliance Officer

ODEY HOLDINGS LTD

By: /s/ Rupert Brown
Rupert Brown, Chief Compliance Officer

ROBIN CRISPIN WILLIAM ODEY

By: /s/ Rupert Brown
Rupert Brown, as attorney-in-fact for
Robin Crispin William Odey*

*The Power of Attorney executed by Mr. Odey authorizing the signatory to sign the agreement on Mr. Odey’s behalf is filed as Exhibit 99.2